Exhibit 18.2

April 24, 2013

To the members the Board of Directors of Equinix, Inc.

One Lagoon Drive, 4th Floor

Redwood City, CA 94065

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of Equinix, Inc.’s (the “Company’s”) Quarterly Report on Form 10-Q for the period ended March 31, 2013. Note 3 therein describes a change to the Company’s current policy with respect to the inclusion of nonrecognized subsequent events in its best current estimate of annual pretax ordinary income at each quarter-end. Previously the Company has included nonrecognized subsequent events that occurred prior to the issuance of the financial statements in the estimate of annual pretax income used to calculate the estimated annual effective tax rate. The Company proposes to change the policy to exclude nonrecognized subsequent events from the estimated annual effective tax rate.

It should be understood that the preferability of one acceptable method of accounting over another for this calculation has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2012. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP